Exhibit 99.3
Double Eagle Petroleum Company
P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR RELEASE AT 6:00 AM, EDT
Date: April 7, 2006
Double Eagle Petroleum Co. Retains Monarch Capital Consultants for Investor Relations Outreach
CASPER, Wyo., April 7th, Double Eagle Petroleum Co. (NASDAQ Small-cap DBLE), a Rocky Mountain based independent oil and gas exploration and production company, has retained Monarch Capital Consultants, Inc. to implement a comprehensive institutional and high net-worth investor marketing strategy. Monarch will utilize its focused approach to institutional and high net worth investors with the objective of building a long term shareholder base for Double Eagle. Monarch will communicate Double Eagle’s impressive growth history and compelling exploration projects to Wall Street portfolio managers, buy and sell-side analysts as well as to retail brokers.
“Monarch Capital Consultants has proven ability in creating significant investor interest for companies in the energy sector as measured by liquidity, research coverage and expanding the shareholder base for its clients,” said Steve Hollis, Double Eagle’s CEO. “Double Eagle has built a solid portfolio of development drilling opportunities and exploration projects that could prove 2006 to be one of the most exciting years in Double Eagle’s history. We also have relatively low overhead and finding costs for our industry and we feel it is timely to inform Wall Street more thoroughly about the opportunities presented in our strategy,” added Hollis.
“Double Eagle Petroleum is well positioned for continued growth and increasing shareholder value,” said Jon Kruljac, managing partner of Monarch Capital Consultants. “We feel Wall Street will embrace Double Eagle’s success in the Rocky Mountains and its increasing capital expenditure program in 2006.”

About Double Eagle Petroleum Co.:
Double Eagle Petroleum was founded in 1972 and has offices in Casper, WY and Denver, CO. The company engages in the exploration, development, production and sale of crude oil and natural gas in the Rocky Mountain Basins of the western United States. As of December 31, 2005, the company had proved reserves of 49,000,000 mcfe.
About Monarch Capital Consultants, Inc.:
Monarch Capital Consultants is an independent strategic marketing firm that focuses on emerging growth and micro-cap companies. The firm’s two senior partners utilize their over 40 years of experience and relationships on Wall Street to assist companies seeking to expand their institutional shareholder base and the public at large. Monarch Capital Consultants has offices in Denver, CO and Boston, MA.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.
Contact:
Steve Hollis
Double Eagle Petroleum
307-237-9330
Contact:
Jon Kruljac
Monarch Capital Consultants
303-840-8166
jonkruljac@qwest.net